As filed with the U.S. Securities and Exchange Commission on November 15, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIOT BLOCKCHAIN, INC.

(Exact name of registrant, as specified in its charter)

Nevada		84-1553387
(State or other jurisdiction of incorporation)		(I.R.S. Employer Identification No.)

202 6th Street, Suite 401 Castle Rock, CO		80104
(Address of principal executive offices)		(Zip Code)
Riot Blockchain, Inc. 2019 Equity Incentive Plan, as Amended
(Full title of the plan)

Jeffrey McGonegal Chief Financial Officer 202 6th Street, Suite 401 Castle Rock, CO 80104
(Name and address of agent for service)

(303) 794-2000
(Telephone number of agent for service)

With copies to:
William R. Jackman, General Counsel Riot Blockchain, Inc. 202 6th Street, Suite 401 Castle Rock, CO 80104 Phone: (303) 794-2000		Scott Y. MacTaggart Lewis Roca Rothgerber Christie LLP 3993 Howard Hughes Parkway, Suite 600 Las Vegas, NV 89169 Phone: (702) 474-2610

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☑		Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.		☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value per share
-Reserved for issuance under the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended	7,900,000	$41.04(2)	$324,216,000(2)	$30,054.82(2)

(1)

Riot Blockchain, Inc., a Nevada corporation (the “Registrant”), is filing this Registration Statement on Form S-8 to register 7,900,000 shares of its common stock, no par value per share (the “Common Stock”), for issuance under the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended (the “2019 Equity Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s Common Stock as may become issuable pursuant to the anti-dilution and other adjustment provisions of the 2019 Equity Plan by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration that results in a change in the number of outstanding shares of the Registrant’s Common Stock.

(2)				Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee covering the additional 7,900,000 shares of common stock to be registered pursuant to this Registration Statement on Form S-8, based on the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on November 12, 2021.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

Riot Blockchain, Inc., a Nevada corporation (“Riot,” the “Registrant,” the “Company,” “we,” “us” or “our”), is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register an additional 7,900,000 shares of its common stock, no par value per share (the “Common Stock”) for issuance with respect to equity awards made under the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended (the “2019 Equity Plan”). These 7,900,000 additional shares of Common Stock have been reserved for issuance under the 2019 Equity Plan pursuant to the First Amendment and Second Amendment to the 2019 Equity Plan, as approved by the Registrant’s stockholders at the 2020 annual meeting of stockholders on November 12, 2020, and the 2021 annual meeting of stockholders on October 19, 2021, respectively.

The Registrant filed a Registration Statement on Form S-8 (File No. 333-235355) with the Commission on December 5, 2019 (the “Prior Registration Statement”) to register 3,930,603 shares of its Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan, which included 3,600,000 shares reserved for issuance under the 2019 Equity Plan and 330,603 shares originally reserved for issuance under the Company's prior 2017 equity incentive plan that, pursuant to the terms of the 2019 Equity Plan, was terminated and replaced in its entirety by the upon the adoption of the 2019 Equity Plan, as approved by the Company's stockholders at the 2019 annual meeting of stockholders on October 23, 2019. The Prior Registration Statement is currently effective. The Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding the registration of additional securities. Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference into and makes a part of this Registration Statement the contents of the Prior Registration Statement relating to the 2019 Equity Plan, including periodic reports that the Registrant filed after the Prior Registration Statement became effective to maintain current information about the Registrant, except as amended by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the 2019 Equity Plan as required by Rule 428(b) of the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission permits us to “incorporate by reference” the information contained in documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this Registration Statement. Information that is incorporated by reference herein is considered to be part of this Registration Statement and you should read it with the same care that you read this Registration Statement. Information that we file later with the Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this Registration Statement, and will be considered to be a part of this Registration Statement from the date those documents are filed. We have filed with the Commission, and incorporate by reference in this Registration Statement the following filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on March 31, 2021, as amended by a filing made with the Commission on April 30, 2021;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021, as filed with the Commission on May 17, 2021, August 23, 2021, and November 15, 2021, respectively;

•	Our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed, as provided therein) filed with the Commission on: February 10, 2021 (excluding Item 8.01); March 17, 2021; April 7, 2021 (excluding Item 7.01); April 9, 2021; April 12, 2021 (excluding Item 7.01); May 24, 2021 (excluding Item 8.01); May 26, 2021 (excluding Item 7.01 and Item 8.01), as amended by a filing made with the Commission on August 12, 2021; June 8, 2021; August 16, 2021; October 22, 2021 (excluding Item 7.01 and Item 8.01); and November 8, 2021 (excluding Item 7.01 and Item 8.01); and

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission pursuant to Section 12(b) of the Exchange Act of 1934, as amended, (the “Exchange Act”) on August 27, 2007, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. Under Nevada Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contractual right which may be enforced in any manner desired by such person. We must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire. The indemnification provided in our Articles of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Articles of Incorporation also provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and that we may purchase and maintain insurance on behalf of any of our officers and directors. Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. We also maintain general liability and directors’ and officers’ insurance policies that cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Further, we have entered into employment agreements with our executives which contain provisions requiring us to indemnify our executives from certain liabilities arising in the course of their employment with us, and we may enter into similar indemnification agreements with each of our directors, executive officers, and certain of our other employees in the future. Subject to limitations established under applicable Nevada law, federal securities laws, our Articles of incorporation, and our Bylaws, these indemnification agreements may require us, among other things, to indemnify our directors and executive officers for certain expenses and against certain liabilities including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at our request. Subject to certain exceptions for breaches of fiduciary duty by such persons as described in the foregoing, these indemnification agreements will also require us to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by these persons in advance of the final disposition of the action, suit, or proceeding. We believe these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number		Description of Exhibit	Incorporated by Reference
			Form	File No.	Exhibit	Filing Date
4.1		Articles of Incorporation	8-K	001-33675	3.1	September 25, 2017
4.2		Bylaws	8-K	001-33675	3.2	September 25, 2017
4.3		Amendment to Bylaws	8-K	001-33675	3.1	March 12, 2018
4.4		Riot Blockchain, Inc. 2019 Equity Incentive Plan	S-8	333-235355	4.5	December 5, 2019
4.5*		First Amendment to the Riot Blockchain, Inc. 2019 Equity Incentive Plan*	-	-	-	-
4.6*	+	Second Amendment to the Riot Blockchain, Inc. 2019 Equity Incentive Plan*	-	-	-	-
4.7*		Form of Restricted Stock Unit Award Agreement under the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended*	-	-	-	-
4.8		Form of Performance-Based Restricted Stock Unit Award Agreement under the Riot Blockchain, Inc. 2019 Equity Incentive Plan, as amended	8-K	001-33675	10.1	August 16, 2021
5.1*		Opinion of Lewis Rocca Rothgerber Christie LLP*	-	-	-	-
23.1*		Consent of Marcum LLP*	-	-	-	-
23.3*		Consent of Lewis Rocca Rothgerber Christie LLP (contained in Exhibit 5.1)*	-	-	-	-
24.1*		Power of Attorney (included on the signature page of this Registration Statement on Form S-8)*	-	-	-	-

*filed herewith.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)	The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The Registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 15, 2021.

Dated: November 15, 2021	Riot Blockchain, Inc.

	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the registrant and each person whose signature appears below constitutes and appoints Messrs. Jason Les, Chief Executive Officer of the registrant, and Jeffrey G. McGonegal, Chief Financial Officer of the Registrant, his, her, or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jason Les	Chief Executive Officer (Principal Executive Officer) and Director	November 15, 2021
Jason Les

/s/ Jeffrey G. McGonegal	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2021
Jeffrey G. McGonegal

/s/ Benjamin Yi	Executive Chairman (Director)	November 15, 2021
Benjamin Yi

/s/ Hubert Marleau	Director	November 15, 2021
Hubert Marleau

/s/ Hannah Cho	Director	November 15, 2021
Hannah Cho

/s/ Lance D’Ambrosio	Director	November 15, 2021
Lance D’Ambrosio